Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of April 1, 2013 (the “Effective Date”), by and between Charles P. Hadeed (the “Executive”) and Transcat, Inc., an Ohio corporation (the “Company”).

WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to continue to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Employment and Duties.

(a) Employment by the Company.  The Company hereby agrees to employ the Executive for the Term (as herein defined), and the Executive hereby agrees to render exclusive and part-time services in the capacity of the Executive Chairman of the Company (the “Executive Chairman”), subject to the control and direction of the Company’s Board of Directors (the “Board”).

(b) Duties/Authority.  The Executive shall have responsibility for assisting with strategic planning, acquisitions, investor relations and executive transition, subject to the control and direction of the Board.  The Executive’s duties hereunder shall be consistent with the duties, responsibilities, and authority generally incident to the position of Executive Chairman and such other reasonably related duties as may be assigned to him from time to time by the Board.

(c) Term of Employment.  The term of this Agreement shall commence on the Effective Date and shall terminate on June 28, 2014 (the “Term”), unless terminated earlier pursuant to Section 4 of this Agreement.  All compensation covered under this Agreement is intended to cover the Executive’s tenure as CEO (from April 1, 2013 to June 29, 2013) and the remaining period (from June 30, 2013 to June 28, 2014).

Section 2. Place of Performance.  The principal place of the Executive’s employment shall be the Company’s principal executive office, which is currently located at 35 Vantage Point Drive, Rochester, New York 14624; provided, however that the Executive may be required to travel on Company business during the Term.

Section 3. Compensation.

(a) Base Salary.  During the Term, the Company shall pay the Executive the annual rate of base salary set forth on Exhibit A for the respective periods set forth on Exhibit A, in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly.  The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

(b) Annual Bonus

(i) For fiscal year 2014 (i.e., April 1, 2013 through March 29, 2014), the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) equal to 65% of his Base Salary paid during fiscal year 2014, which is the sum of his base salary earned as CEO during fiscal year 2014 plus his Base Salary earned as Executive Chairman during fiscal year 2014, as set forth on Exhibit A (the “Annual Bonus”).  For fiscal year 2015 (i.e., March 30, 2014 through June 28, 2014), the opportunity to earn the Annual Bonus will be equal to 65% of the Executive’s Base Salary earned as Executive Chairman during fiscal year 2015.  The Annual Bonus for a fiscal year is based on achievement of the annual corporate target performance goals established by the Board for the fiscal year, provided that the Annual Bonus may be adjusted up or down, in accordance with the structure of the Company’s Performance Incentive Plan applicable for that fiscal year, as approved by the Compensation Committee of the Board (the “Compensation Committee”).

(ii)  The Annual Bonus, if any, in the amount determined by the Compensation Committee pursuant to Section 3(b)(i) will be paid to the Executive in accordance with the Company’s Performance Incentive Plan, consistent with the payment of bonuses to other executive officers of the Company under such Performance Incentive Plan, but no later than two and a half (2 1/2) months after the end of the applicable fiscal year.

(iii) Except as otherwise provided in Section 4, in order to be eligible to receive an Annual Bonus for fiscal year 2014 or fiscal year 2015 (as defined in Section (b)(i) above), the Executive must be employed by the Company on the last day of fiscal year 2014 and June 28, 2014, as applicable.

(c) Long-Term Incentive.  With respect to each fiscal year of the Company during the Term, the Executive shall be eligible to earn an annual long-term incentive award (an “LTIA”) under the Transcat, Inc. 2003 Incentive Plan, as Amended and Restated, or any successor plan (the “Incentive Plan”), for such fiscal year, as set forth on Exhibit A.  All other terms and conditions applicable to each such LTIA shall be determined by the Compensation Committee and shall be no less favorable than those that apply to other executive officers of the Company.

(d) Fringe Benefits and Perquisites.  During the Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.  Notwithstanding the foregoing, during the Term, the Company shall provide the Executive with a club membership allowance of $5,000 per fiscal year and an annual financial planning allowance of $5,000 per fiscal year.  The Company will continue to provide supplemental long-term disability insurance to the Executive during the Term consistent with its past practice for the Executive in his previous position.

(e) Employee Benefits.  During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent that the Executive is eligible to participate in such Employee Benefit Plans under their respective terms and conditions, on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plan.  The Company reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(f) Vacation.  During the Term, the Executive will be entitled to 5 weeks paid vacation.

(g) Business Expenses.  The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

(h) Indemnification.

(i) In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

(ii) During the Term and for a period of six years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and senior officers of the Company.

(i) Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or any other compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 4. Termination of Employment.  The Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 90 days advance written notice of any termination of the Executive’s employment.  Upon termination of the Executive’s employment during the Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any Base Salary, Annual Bonus, LTIA from the Company or any of its affiliates; provided, however, the Executive shall retain any outstanding equity awards that are vested on the Termination Date and shall be entitled to all retirement benefits provided by the Company to similarly situated executives of the Company.  Notwithstanding the foregoing, in event of any such termination of Employment, employee shall be entitled to receive normal compensation as Chairman of the Board.

(a) Termination for Cause or Without Good Reason.  The Term and the Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason.  If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary up to the Termination Date and any accrued but unused vacation as of the Termination Date, which shall be paid on the pay date immediately following the Termination Date (as defined in Section 4(f)) in accordance with the Company’s customary payroll procedures;

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive on or before the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;

(iv) such employee benefits, if any, as to which the Executive may be entitled under the Employee Benefit Plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments pursuant to this Agreement except as specifically provided herein; and

(v) any earned but unpaid LTIA, subject to the terms and conditions of the LTIA and the Incentive Plan (Section 4(a)(i) through Section 4(a)(v) are referred to herein collectively as the “Accrued Amounts”).

(b) Termination Without Cause or for Good Reason.  The Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause.  In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 5, Section 6(a), Section 6(b), Section 6(c) and Section 7 of this Agreement and his execution and non-revocation of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), the Executive shall be entitled to receive the following:

(i) payment of the Executive’s Base Salary in effect on the Termination Date, and benefits (to the extent that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs) for a period through the last day of the Term (the “Termination Period”), subject to Section 16(b) of this Agreement;

(ii) payment of the Annual Bonus at target for the Termination Period;

(iii) accelerated vesting of any outstanding shares of restricted stock held by the Executive on the Termination Date;

(iv) accelerated vesting of any outstanding stock options held by the Executive on the Termination Date, and all stock options held by the Executive on the Termination Date shall remain exercisable until their applicable expiration dates (but in no event later than ten years following the date of grant of any such stock option); and

(v) accelerated vesting and payment of any outstanding unvested LTIAs to the extent such LTIAs are to be paid to the Executive in cash instead of shares of restricted stock or stock options.

(c) Termination Following a Change in Control.  In the event that the Executive’s employment is terminated during the 24-month period following a Change in Control of the Company, the Executive’s rights as a result of such termination shall be paid pursuant to the “Agreement for Severance Upon Change in Control” by and between the Company and the Executive, as amended and in effect of the Effective Date (the “CIC Agreement”) instead of pursuant to this Agreement if the CIC Agreement remains in effect on the date that the Executive’s employment is terminated.  “Change in Control” shall have the meaning given such term in the CIC Agreement.

(d) Death or Disability Termination.  The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.  If the Executive’s employment is terminated during the Term on account of the Executive’s death or the termination of the Executive’s employment on account of the Executive’s Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts;

(ii) a payment equal to the target Annual Bonus for the fiscal year in which the date of death or termination occurs, multiplied by a fraction, the numerator or which is the number of days in such fiscal year before the date of death or termination, and the denominator of which is the number of days in such fiscal year, to be paid as soon as administratively practicable following the Termination Date, but subject to Section 16(b) of this Agreement;

(iii) accelerated vesting of any outstanding shares of restricted stock held by the Executive on the date of death or Disability;

(iv) any unvested stock options held by the Executive on the date of death or Disability shall be forfeited, and the Executive’s designated beneficiary or, in the absence of such beneficiary, his duly qualified personal representative, may exercise any stock options that are vested on the date of death until the earlier of the applicable expiration date or the one-year anniversary of the Executive’s date of death; and

(v) accelerated vesting and payment of any outstanding unvested LTIAs to the extent such LTIAs are to be paid to the Executive in cash instead of shares of restricted stock or stock options.

For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for 180 days out of any consecutive 365-day period.  Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company.  If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(e) Definitions.  For purposes of this Agreement, the following phrases or terms shall have the meanings indicated below:

(i) “Cause” shall mean: (1) the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (2) the Executive’s willful failure to comply with any valid and legal directive of the Board; (3) the Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (4) the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company; (5) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (6) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below); or (7) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

(ii) For purposes of this Agreement, the term termination by Executive for “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent: (1) the assignment of duties to Executive materially inconsistent with Executive’s current authorities, duties, responsibilities and status; (2) any reduction in Executive’s title, position, or reporting lines; (3) the relocation of Executive to an office or location more than seventy-five (75) miles from the office or location of Executive’s work described in Section 2; (4) a requirement that Executive travel on Company business to a substantially greater extent than required; or (5) the reduction in Executive’s Base Salary as in effect.

(iii) No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(iv) Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive is guilty of the conduct described in the definition of Cause above.  Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(v) Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term (other than termination pursuant to Section 4(d) on account of the Executive’s death or Disability) shall be communicated by a written notice of termination (a “Notice of Termination”) to the other party hereto in accordance with Section 18 of this Agreement.  The Notice of Termination shall specify:

(1) the termination provision of this Agreement relied upon;

(2) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(3) the applicable Termination Date.

(f) Termination Date.  The Executive’s “Termination Date” shall be:

(i) if the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(ii) if the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(iii) if the Company terminates the Executive’s employment hereunder for Cause, the date a Notice of Termination is delivered to the Executive;

(iv) if the Company terminates the Executive’s employment hereunder without Cause, the date specified in a Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered;

(v) if the Executive terminates his employment hereunder with or without Good Reason, the date specified by the Executive in a Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; and

(vi) notwithstanding anything contained herein, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), the date of termination shall occur on the date that the Executive incurs a “separation from service” within the meaning of Section 409A.

(g) Resignation of All Other Positions.  Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the date of termination, from all positions that the Executive holds as an officer of the Company or any of its affiliates.

(h) No Mitigation.  The Executive shall not be required to mitigate any severance payable pursuant to this Agreement by seeking other employment or otherwise, nor shall such severance be reduced or offset by any compensation earned by the Executive as a result of his employment by another employer subsequent to the Termination Date.

Section 5. Cooperation.  The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future.  Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.  The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

Section 6. Confidentiality and Covenant against Competition.

(a) Non-Disclosure.  The Executive shall forever hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than as a result of a breach of this Section by the Executive)

(“Confidential Information”).  The Executive shall not, without the prior written consent of the Company or except as required by law or in a judicial or administrative proceeding with subpoena powers, communicate or divulge Confidential Information to anyone other than the Company and those designated by it.

(b) Non-Competition.  The Executive will not, during the period of the Executive’s employment with the Company, and for a period of five years thereafter, directly or indirectly, (i) engage in any activity (as a principal, partner, director, officer, stockholder (except as permitted below), agent, employee, consultant or otherwise) or (ii) be financially interested in any entity materially engaged in any portion of the business of the Company.  Nothing contained herein shall prevent the Executive from owning beneficially or of record not more than 5% of the outstanding equity securities of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market.  The business of the Company shall be defined to include the activities described in the Company’s Annual Report on Form 10-K under Part I, Item 1 thereof.

(c) Non-Solicitation of Employees.  The Executive will not, during the period of the Executive’s employment with the Company and for a period of one year after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company, nor hire any such employee at any enterprise with which the Executive is then affiliated.

(d) Enforceability of Provisions.  If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

(e) Remedy for Breach.  The Executive hereby acknowledges that the provisions of this Section are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates.  In addition, the Executive further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants.  In addition, and without limiting the Company’s other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 4 of this Agreement.

Section 7. Non-disparagement.  The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.  This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.  The Executive shall promptly provide written notice of any such order to the Company.

Section 8. Acknowledgement.  The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive has obtained and will continue to obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.  The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 6 and Section 7 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 6 or Section 7 of this Agreement or the Company’s enforcement thereof.

Section 9. Governing Law: Jurisdiction and Venue.  This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of New York, County of Monroe.  The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 10. Entire Agreement.  Unless specifically provided herein, this Agreement and the CIC Agreement contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.  The execution of this Agreement shall not affect the Executive’s rights under the CIC Agreement.

Section 11. Modification and Waiver.  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the chair of the Compensation Committee.  No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

Section 12. Severability.

(a) Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

(b) The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

(c) The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.  In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

Section 13. Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

Section 14. Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 15. Tolling.  Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

Section 16. Section 409A.

(a) The compensation and benefits under this Agreement are intended to be exempt from or comply with the requirements of Section 409A, and this Agreement shall be administered and interpreted consistent with such intention.  Any payments under this Agreement that may be exempt from Section 409A either as involuntary separation pay or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment (other than by reason of death) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”).  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment (other than by reason of death) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and the payment or benefit is contingent upon the execution and non-revocation of the Release, and the period to execute and not revoke the Release crosses over from one calendar year into the following calendar year, then to the extent necessary to comply with Section 409A, such payment or benefit shall be made no earlier than the first day of the later calendar year.

(d) Any reimbursements subject to federal income tax to be made to the Executive under this Agreement shall be made no later than the end of the year following the year in which the expense was incurred, and the amount of the reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses provided in a subsequent year.

Section 17. Successors and Assigns.  This Agreement is personal to the Executive and shall not be assigned by the Executive.  Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.  This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

Section 18. Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Transcat, Inc.
Attn:  Compensation Committee Chair
35 Vantage Point Drive
Rochester, New York 14624

If to the Executive:

Section 19. Withholding.  The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 20. Survival.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

Section 21. Acknowledgment of Full Understanding.  THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT.  THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRANSCAT, INC.
By:	/s/ Alan H. Resnick
Alan H. Resnick Chairman of Compensation Committee

EXECUTIVE /s/ Charles P. Hadeed
Charles P. Hadeed

EXHIBIT A

Base Salary
$100,000 for the period commencing on April 1, 2013 and ending on June 29, 2013 (“First Quarter Fiscal 2014”)

$180,000 for the period commencing on June 30, 2013 and ending on March 29, 2014 (“Remainder Fiscal 2014”)

$60,000 for the period commencing March 30, 2014 and ending on June 28, 2014 (“Fiscal Year 2015”)

Annual Bonus	$65,000 for First Quarter Fiscal 2014 $117,000 for Remainder Fiscal 2014 $39,000 for Fiscal Year 2015

Long-Term Incentive Award (“LTIA”)	$308,000 for the period beginning April 1, 2013 and ending on March 29, 2014 (“Fiscal Year 2014”) $66,000 for Fiscal Year 2015